Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2019 FIRST QUARTER FINANCIAL RESULTS

Atlanta, Georgia – May 10, 2019 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the first quarter ended March 31, 2019.

FIRST QUARTER 2019 FINANCIAL HIGHLIGHTS COMPARED TO FIRST QUARTER 2018

•	Consolidated net sales increased 31.1% to $136.9 million, including organic sales growth of 4.8%
•	Gross profit grew 38.6% to $38.7 million
•	Net income increased to $0.1 million compared to net loss of $1.3 million
•	EBITDA increased to $11.2 million; Adjusted EBITDA increased 17.2% to $12.5 million
•	Operating cash flow totaled $10.6 million, up from a cash flow deficit of $1.5 million
•

Acquired Intown Design, an installer of residential and light commercial countertops and cabinets in Georgia and neighboring Southeastern states, further strengthening the Company’s presence on the East Coast

Tyrone Johnson, Chief Executive Officer of Select Interior Concepts, stated, “We achieved another quarter of significant growth in our business, with results across the board in line with our expectations. We further solidified our position as a key industry player across our highly-complementary installation and distribution businesses. Price/mix benefits and the contribution from acquisitions drove a 150 basis point improvement in gross margin. Excluding approximately $2.0 million of incremental corporate and public company infrastructure costs, Adjusted EBITDA margin increased by approximately 40 basis points year over year.”

Mr. Johnson continued, “Our objective to deliver meaningful sales growth while improving Adjusted EBITDA margin remains on track for 2019. The structural advantages of our business model are allowing us to generate favorable price/mix performance and we are poised to deliver stronger results from cross-selling opportunities as we continue to integrate our businesses. Our acquisition pipeline remains robust, and we have a strong balance sheet that enables us to continue to drive accretive inorganic growth. Our corporate and public company infrastructure is in place, providing significant scalability for the next stage of our growth. We remain excited about the prospects for the Company in 2019 and beyond.”

RESULTS FOR THE FIRST QUARTER OF 2019

Net sales for the first quarter of 2019 increased by 31.1% to $136.9 million, compared to net sales of $104.4 million for the first quarter of 2018. Residential Design Services (“RDS”) segment sales increased 40.0% and Architectural Surfaces Group (“ASG”) segment sales increased 20.9%, compared to the first quarter of 2018. Net sales increased on an organic basis by $5.0 million, or 4.8%, primarily driven by price/mix, which more than offset lower volume. Acquisitions added $27.5 million to net sales.

Gross profit for the first quarter of 2019 increased by 38.6% to $38.7 million, compared to $27.9 million for the first quarter of 2018. The increase in gross profit was due to higher net sales from our existing business and acquired businesses. Gross margin for the first quarter of 2019 was 28.3% (on a combined basis including intercompany eliminations), compared to 26.8% for the first quarter of 2018. The gross margin improvement is primarily a result of better price/mix, and a favorable contribution from acquisitions. In our RDS segment, gross margin increased 1.2% to 28.3% in the first quarter of 2019, from 27.1% in the first quarter of 2018, as a result of favorable shifts in product and customer mix. In our ASG segment, gross margin for the first quarter of 2019 increased 1.8% to 27.9%, compared to 26.1% for the first quarter of 2018, as a result of a favorable shift in product pricing and mix.

Operating expenses for the first quarter of 2019 were $35.5 million, or 25.9% of net sales, compared to $27.0 million, or 25.9% of net sales, for the first quarter of 2018. Operating expenses for the first quarter of 2019 and the first quarter of 2018 included $2.8 million and $4.1 million, respectively, of nonrecurring costs, primarily for professional fees and equity-based compensation. Operating expenses excluding nonrecurring costs were $32.7 million, or 23.9% of net sales for the first quarter of 2019, compared to $22.9 million, or 21.9% of net sales, for the first quarter of 2018. The increase of $9.8 million reflects incremental operating expenses from recently acquired businesses, SIC corporate costs, investments in the business units for continued growth and higher depreciation and amortization.

For the first quarter of 2019, net income was $0.1 million, compared to a net loss of $1.3 million for the first quarter of 2018. Net income for the first quarter of 2019 includes the after-tax impact of $1.7 million of other income, which primarily results from a change in the fair value of earnout payments for completed acquisitions.

EBITDA for the first quarter of 2019 increased 108.2% to $11.2 million, compared to EBITDA of $5.4 million for the first quarter of 2018. Excluding the impact of equity compensation and nonrecurring costs, Adjusted EBITDA for the first quarter of 2019 increased by 17.2% to $12.5 million, compared to $10.7 million for the first quarter of 2018. For the first quarter of 2019, Adjusted EBITDA as a percentage of net sales was 9.1%, compared to 10.2% for the first quarter of 2018, primarily attributable to the factors discussed above in gross margin and operating expenses.

Operating cash flow totaled $10.6 million for the first quarter of 2019, compared to a cash flow deficit of $1.5 million in the first quarter of 2018. Operating cash flow as a percentage of Adjusted EBITDA was 84.3% for the first quarter of 2019. Liquidity from cash-on-hand and borrowing availability under our revolving credit facility totaled $66.8 million at March 31, 2019.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EDT to discuss results for the first quarter ended March 31, 2019 and other matters relating to the Company. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. To participate in the conference call, dial 1-877-705-6003 from the United States, and international callers may dial 1-201-493-6725, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately 4 hours after the completion of the call.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, those factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (our “Annual Report”), that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA and Adjusted EBITDA, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Media Inquiries

Janelle Joseph

(646) 818-9119

Pro-select@prosek.com

Investor Relations:

Rodny Nacier

(470) 548-7370

IR@selectinteriorconcepts.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)
ASSETS	March 31, 2019	December 31, 2018

Cash and cash equivalents	$7,110	$6,362
Restricted cash	-	3,000
Accounts receivable, net	63,413	63,601
Inventories	109,941	108,270
Prepaid expenses and other current assets	3,696	2,809
Income taxes receivables	834	1,263
Total current assets	$184,994	$185,305
Property and equipment, net	21,783	19,798
Deferred tax assets, net	9,355	9,355
Goodwill	98,976	94,593
Customer relationships, net	80,431	79,843
Other intangible assets, net	21,343	20,872
Other assets	6,175	6,248
Total assets	$423,057	$416,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$40,430	$37,265
Accrued expenses and other current liabilities	25,925	27,620
Income taxes payable	984	984
Customer deposits	9,379	9,908
Current portion of long-term debt, net	1,331	1,368
Current portion of capital lease obligations	620	500
Total current liabilities	$78,669	$77,645
Long-term debt, net of current portion and financing fees	154,475	142,442
Long-term capital lease obligations	1,434	1,544
Line of credit	29,611	36,706
Other long-term Liabilities	9,489	8,983
Total Liabilities	$273,678	$267,320
Class A common stock	257	257
Additional paid in capital	157,159	156,601
Accumulated deficit	(8,037)	(8,164)
Total stockholders' equity	$149,379	$148,694
Total liabilities and stockholders' equity	$423,057	$416,014

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except share data)	2019	2018

Revenues, net	$136,920	$104,386
Cost of revenues	98,187	76,436
Gross profit	$38,733	$27,950
Operating expenses
Selling, general and administrative expenses	35,467	27,000
Income from operations	$3,266	$950
Other expense
Interest expense	4,329	2,523
Other (income) expense, net	(1,715)	239
Total other expense, net	$2,614	$2,762
Income (loss) before provision (benefit) for income taxes	$652	$(1,812)
Provision (benefit) for income taxes	525	(503)
Net income (loss)	$127	$(1,309)

Earnings (loss) per common share
Basic common stock	$0.00	$(0.05)
Diluted common stock	$0.00	$(0.05)
Weighted average shares outstanding
Basic common stock	25,766,260	25,614,626
Diluted common stock	25,826,120	25,614,626

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands)	2019	2018

Net cash provided by (used in) operating activities	$10,551	$(1,458)

Purchase of property and equipment, net	(1,871)	(2,058)
Acquisition of NSI, LLC	-	(290)
Acquisition of Elegant Home Design, LLC (Indemnity payment in 2019)	(1,000)	(11,492)
Escrow release payment related to acquisition of Greencraft Holdings, LLC	(3,000)	-
Acquisition of Intown Design, Inc.	(10,662)	-
Net cash used in investing activities	$(16,533)	$(13,840)

Proceeds from (paydown of) line of credit, net	(7,119)	13,061
Proceeds from term loan	11,500	6,250
Term loan and line of credit deferred issuance costs	-	(31)
Payments on notes payable	(388)	(294)
Principal payments on long-term debt	(263)	(263)
Net cash provided by financing activities	$3,730	$18,723
Net increase (decrease) in cash	$(2,252)	$3,425
Cash and restricted cash, beginning of period	$9,362	$5,547
Cash and restricted cash, end of period	$7,110	$8,972

Select Interior Concepts, Inc.

Segment Information (Unaudited)

(in thousands)	Three Months Ended March 31, 2019
	Net Sales	Gross Profit	Gross Margin
RDS	$79,985	$22,640	28.3%
ASG	57,505	16,021	27.9%
Elims/Corp	(570)	72	n/a
Total	$136,920	$38,733	28.3%

	Three Months Ended March 31, 2018
	Net Sales	Gross Profit	Gross Margin
RDS	$57,141	$15,508	27.1%
ASG	47,575	12,440	26.1%
Elims/Corp	(330)	2	n/a
Total	$104,386	$27,950	26.8%

Select Interior Concepts, Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)	Three Months Ended March 31,
Reconciliation of net income to Adj. EBITDA	2019	2018

Consolidated net income (loss)	$127	$(1,309)
Income tax expense (benefit)	525	(503)
Interest expense	4,329	2,523
Depreciation and amortization	6,249	4,684
EBITDA	$11,230	$5,395

Stock based compensation	561	1,675
Purchase accounting fair value adjustments	(1,522)	234
Acquisition and integration related costs	1,454	1,283
Employee related reorganization costs	439	274
Other non-recurring costs	347	949
IPO and public company readiness costs	-	867
Total Addbacks	$1,279	$5,282
Adjusted EBITDA	$12,509	$10,677

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, (iv) non-cash stock compensation expense, and (v) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance, facility closure costs, and professional and legal fees related to business acquisitions, or similar transitional costs and expenses related to integrating acquired businesses into our Company.